F-21

EXHIBIT 21

FIRST FINANCIAL BANCORP. SUBSIDIARIES

First Financial Bank, National Association, organized as a national banking association under the laws of the United States

Community First Bank & Trust, incorporated in the state of Ohio

Indiana Lawrence Bank, incorporated in the state of Indiana

Fidelity Federal Savings Bank, organized as a federal stock savings bank under the laws of the United States

Citizens First State Bank, incorporated in the state of Indiana

The Clyde Savings Bank Company, incorporated in the state of Ohio

Sand Ridge Bank, incorporated in the state of Indiana

Heritage Community Bank, incorporated in the state of Indiana

First Financial Bancorp Service Corporation, incorporated in the state of Ohio